150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20180331644-82
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/27/2018 8:29 AM
	Entity Number E0486232014-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Duo World, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation of the Series A Preferred Stock is hereby amended to reduce the number of Shares of Series A Preferred Stock from 10,000,000 to 5,000,000 and to return 5,000,000 treasury shares of Series A Preferred Stock to the status of Preferred Stock.

5. Effective date of filing: (optional) July 23, 2018

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X Samuel

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 3-6-09

NV059 - 11/02/2010 C T System Online